Contact:  Mr. David C. Busch
                                  					    Vice President, Administration
                                                  					    Roundy's, Inc.
                                                  					    (414) 547-7999

                                              					    Mr. James B. Meyer
                                  					    Senior Vice President & C.F.O.
                                            					    Spartan Stores, Inc.
                                                 					    (616) 878-2426

For Immediate Release
- - - ---------------------
ROUNDY'S, INC. AND SPARTAN STORES, INC.
ANNOUNCE INTENT TO MERGE

September 30, 1994 (MILWAUKEE, Wisconsin) -- Two of the Midwest's largest food wholesalers have announced their intent to merge.  The Boards of Directors of

Roundy's, Inc., of Pewaukee, Wisconsin, and Spartan Stores, Inc., of Grand

Rapids, Michigan, said a letter of intent to merge has been signed by both companies.

Discussions between the companies have been underway for several months.

Following this week's action, Roundy's, Inc. and Spartan Stores, Inc. will initiate necessary filings with regulatory agencies, follow a fiduciary procedure known as 'due diligence,' and execute a formal merger document as soon as possible.  Neither company will speculate on how long it will take to complete the process.

The transaction will involve an exchange of stock, with no cash involved.  Both companies have announced that this is a true merger in which neither is dominant.

                           				   (more)

Roundy's-Spartan Merger
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The new corporation, as yet unnamed, will be the nation's third largest food wholesaler.  (Roundy's, Inc. currently ranks sixth and Spartan Stores, Inc.

ranks seventh.)

Roundy's and Spartan are cooperative, privately-held corporations owned primarily by the retailers they serve.  The new corporation, whose charter has not yet been drafted, will remain privately held according to officials from both companies.

Roundy's, Inc. and Spartan Stores, Inc. are similar in many ways.  Both companies serve primarily independent retailers, they share similar technologies and systems, operating philosophies and corporate cultures, and are both located in the Midwest.

Company officials declined to speculate on which, if any, divisions or operating centers of either company would be affected as a result of the merger.  They pointed out, however, that the differences between the two companies presents a whole set of new opportunities for growth.

Roundy's, Inc. operates 10 divisions in Wisconsin, Illinois, Michigan, Indiana and Ohio.  Its total 1993 revenue (year ended January 1, 1994) was $2.48 billion.  Spartan Stores, Inc. operates nine distribution facilities in

Michigan, Ohio and Kentucky.  Its total 1994 revenue (year ended March 26,

1994) was $2.19 billion.

                              				-XXX-

Enclosures: Fact Sheets: Roundy's, Inc. and Spartan Stores, Inc.